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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

     The sole subsidiary of the Company will be Albany Bank & Trust, N.A. being organized under the laws of the United States. This subsidiary will be wholly owned by the Company.